Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have issued our report dated March 19, 2020 with respect to the consolidated financial statements of Enservco Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Denver, Colorado

January 20, 2021